Exhibit 10.14

YAMANOUCHI CONSUMER INC.

SEVERANCE PAY PLAN

FOR SENIOR VICE PRESIDENTS AND ABOVE

(Amended and Restated as of February 24, 2004)

I.    PURPOSE

This Plan is intended to provide assistance to eligible employees of Yamanouchi Consumer Inc. (“YCI”) and the wholly owned domestic subsidiaries of YCI as of February 24, 2004, whether or not such subsidiary is subsequently sold or transferred to a third party (collectively, the “Company”) in the event of certain terminations of employment called “Qualifying Terminations,” as described below. This document contains the provisions of the Plan and supersedes any and all previous severance plans or policies of the Company.

II.    WHO IS ELIGIBLE TO PARTICIPATE

Regular full-time employees of the Company are eligible for benefits under this Plan (except as hereinafter described) if they are Senior Vice Presidents or above of YCI or a wholly owned domestic subsidiary of YCI (any such subsidiary, a “Subsidiary”) at any time on or after November 1, 2003 and experience a Qualifying Termination. For purposes of this Plan, “regular full-time employees” are employees: 1) who are not temporary or seasonal employees; 2) who are classified by the Human Resources Department as of the date of termination as full-time employees under the established policies of the Company; and 3) whose wages are treated as U.S. source income. A person is not considered an employee for purposes of this Plan if he or she is an independent contractor or is a “leased employee” under Section 414(n) of the Internal Revenue Code.

To be eligible under the Plan for any benefits, all of the following must also be satisfied:

•	the employee continues employment until the date of a Qualifying Termination for such employee; and

•	during the period from the date the employee receives notice of termination until the termination date, the employee performs his or her duties in a manner which does not constitute “Cause” (as defined below); and

•	the employee executes and allows to become effective a release of claims (“Employee Release”) provided by the Company; and

•	the employee fulfills all of his or her obligations to the Company with respect to confidential information, inventions, non-competition and the like and with respect to such other obligations as may from time to time be required by the Company; and

•	the employee returns all Company property in employee’s possession on or before employee’s last day of employment; and

•	the employee is not covered by a collective bargaining agreement, unless it specifically provides that such an employee is eligible to participate in this Plan.

III.    QUALIFYING TERMINATION

A “Qualifying Termination” is (subject to the exclusions described in Section IV below) either (1) an involuntary termination of employment with the Company for any reason other than death, disability, temporary layoff, or

“Cause” (as defined below), or (2) a resignation by an employee following a relocation of that employee’s “work location” that exceeds 75 miles without that employee’s written consent. If an employee regularly works at more than one location, then for the purposes of determining whether a Qualifying Termination has occurred, the employee’s “work location” will be the location closest to the employee’s home.

“Cause” for termination by the Company shall mean (a) the employee’s conviction or plea of guilty or nolo contendere to a felony or crime involving moral turpitude, dishonesty, breach of trust or unethical business conduct, in each case involving the business of the Company; (b) the employee, in the performance of his or her duties to the Company, to the material and demonstrable detriment of the Company, engaging in (i) willful misconduct, (ii) willful or gross neglect, (iii) fraud, (iv) misappropriation, (v) embezzlement, or (vi) theft; (c) the employee’s willful disregard of the directions of the Board of Directors or the Chief Executive Officer of the entity which employs the employee at the time (the “Employer”) either (i) to adhere to the written policies of the Company or (ii) to devote substantially all of his or her business time and effort to the Company, in either case if such disregard remains uncured (if curable) for a period of thirty (30) days following written notice by the Board of Directors or Chief Executive Officer of the Employer; (d) the breach by the employee of any obligation incurred by him or her under this Plan in any material respect, if such breach remains uncured (if curable) for a period of thirty (30) days following written notice by the Employer of such breach; or (e) the employee’s acknowledgment in writing in any agreement or stipulation to, or the adjudication in, any civil suit, of the commission of any theft, embezzlement, fraud, or other intentional act of dishonesty involving the business of the Company.

IV.    EXCLUSIONS

The following are examples of events that would not be a Qualifying Termination under this Plan. This is not an exclusive list.

1.	The employee resigns, retires or otherwise voluntarily leaves his or her employment with the Company (other than in connection with a relocation of the employee’s work location that exceeds 75 miles without the employee’s written consent); or

2.	the employee’s employment ends as a result of death, disability or failure to return from a leave of absence; or

3.	the employee is temporarily laid off; or

4.	the employee’s position is eliminated or employment with the Company is terminated, but immediately after the time of the elimination of such position or such termination of employment with the Company, the employee is offered or holds another comparable position either (1) with the Company or an affiliate of the Company or (2) in the event of a Change in Control (as defined below) with respect to such employee as determined pursuant to Section XI below, with a successor in interest to either employee’s employer of record or a Target (as defined below) by which the employee becomes employed upon or after the occurrence of a Change in Control of such Target, in any such case at a work location that is within 75 miles of the employee’s work location; provided that in the event of the occurrence of (2) above, the employee’s eligibility to receive benefits under this Plan shall continue as provided under Section XI, and for purposes of determining whether or not a “Qualifying Termination” has occurred, all references to the Company shall then mean the employee’s new employer (the “New Employer”); or

5.	the employee elects not to execute the Employee Release provided by the Company or, having executed the Employee Release, revokes it in a timely manner thereafter.

V.    BENEFITS UNDER THE PLAN

Benefits will be as follows for an eligible employee who has a Qualifying Termination under this Plan:

Cash Severance Payment

Twelve months of Base Pay and car allowance plus one month of Base Pay and car allowance for each full or partial Year of Service in excess of six Years of Service, up to a maximum of six additional months (i.e., a total maximum of eighteen months) of Base Pay and car allowance.

“Base Pay” for purposes of this Plan means the employee’s base salary, not including any premium payments, overtime or bonuses, at the rate in effect on the day prior to the termination date. One month of Base Pay shall equal 1/12 of the employee’s annualized Base Pay.

“Year of Service” shall mean each twelve-month period of uninterrupted service with the Company and, as applicable, the New Employer, including periods of approved leaves of absence, up to the termination date.

Cash Bonus Payment

The employee will be paid one full year of target bonus under the Annual Bonus Plan plus a prorated bonus for the year of termination, based on the portion of the fiscal year worked for the Company and, as applicable, the New Employer, rounded up to the nearest month. The amount of the bonus to be prorated will be determined by the Company in its sole discretion, based on a good faith estimate (at the time of termination) of the performance of the Company for the full fiscal year in which the termination takes place and the performance of the employee for the portion of the fiscal year during which he or she was employed.

Health/Dental/Vision and EAP

Participation in the health, dental, vision and employee assistance program benefits ends on the termination date. Employees may be eligible for coverage up to a maximum of 18 months under the provisions of COBRA. If a former employee elects and remains eligible for COBRA coverage, the Company will pay the former employee’s cost of COBRA coverage for a period equal to the number of weeks of Base Pay being paid as a Cash Severance Payment under this Plan. If payment cannot be made directly to the applicable carrier and must be made as a taxable payment to the former employee, the Company will also pay to the former employee a “tax gross-up” payment in an amount to be determined in the Company’s sole discretion to reimburse the former employee for state and federal taxes on the COBRA payment and the gross-up itself.

Outplacement Services

Outplacement services approved by the Company will be provided to the employee through a Company-approved professional outplacement service. Reasonable costs for such services will be paid by the Company, not to exceed 12% of the employee’s annual Base Pay. The Company will also pay for reasonable and properly documented travel expenses incurred by the employee to obtain such services if an approved outplacement service does not exist within a 75-mile radius of the employee’s residence.

Pension Benefits

Notwithstanding any other provision of the Plan to the contrary, any individual who is an employee of YCI on the Pension Change in Control Date will be deemed to have reached his or her “vesting date” under the Yamanouchi Consumer Inc. Employees’ Pension Plan if he or she has a Qualifying Termination on or before the six-month anniversary of the Pension Change in Control Date. The “Pension Change in Control Date” shall be the Expiration Date if a Change in Control of either Bear Creek Corporation (“BCC”) or Shaklee Corporation (“SCO”) (but not both) has occurred by the Expiration Date. For this purpose, “Expiration Date” means December 31, 2004; provided, however, that in the event that as of December 31, 2004, either a definitive agreement has been signed and remains in effect pursuant to which a Change in Control would occur but has not yet been consummated, or YCI or its parent remains engaged in active negotiations to complete a Change in

Control, then the Expiration Date shall automatically be extended until consummation of a Change in Control or termination of such active negotiations (as determined in good faith by YCI and its parent).

Other Benefits

Other than as provided herein, all other benefits will cease on the termination date. No portion of the payments made pursuant to this Plan may be contributed to the 401(k) Plan or counted as compensation for purposes of calculating pension benefits. The amount of benefits, if any, under those plans, and the vesting and value, if any, of any Phantom Stock grants awarded to the former employee shall be governed by the terms of the relevant plan.

Timing of Payments; Reductions, Offsets and Withholding

The cash payments made pursuant to this Plan shall ordinarily be made in one lump sum as soon as practicable following the termination date, but the Company reserves the right to make such payments in equal monthly installments over a period equal to the number of weeks of Base Pay being paid.

Notwithstanding any other provisions of this Plan, the benefits provided under this Plan shall be reduced by any severance and other post-employment benefits provided pursuant to any formal written employment agreement or offer letter and by any amounts paid in lieu of any notice required under the Worker Adjustment and Retraining Notification Act or any other law.

VI.    RE-EMPLOYMENT

Any cash severance or bonus payments being made pursuant to this Plan shall cease in the event the former employee is re-employed by the Company. If a lump sum severance payment has been made, on the date of rehire by the Company, a prorated share must be returned to the Company or a written agreement entered into for re-payment of the prorated share. The prorated share shall be calculated by subtracting from the amount of Cash Severance Payment made to the former employee an amount equal to the number of full weeks between the date of termination and the date of rehire multiplied times the former employee’s weekly Base Pay. In the case of a re-hired employee who has received a severance benefit, any future severance benefits will be based solely upon the period of employment from the rehire date.

VII.    ERISA PLAN

This Plan is intended to comply with all applicable requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations promulgated thereunder for welfare benefit severance plans and is to be interpreted in a manner consistent with such requirements.

VIII.    CLAIMS PROCEDURES

The following shall apply with respect to the claims of employees (or former employees) for benefits under the Plan.

The Plan Administrator shall notify a claimant in writing within ninety (90) days of the claimant’s written application for benefits of his eligibility or noneligibility for benefits under the Plan. If the Plan Administrator determines that the claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provision of the Plan on which the denial is based, (c) a description of any additional information or material necessary for the claimant to perfect his claim, and a description of why it is needed, (d) a description of the Plan’s claims review procedures and the time limits applicable to such procedures, (e) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review, and (f) other appropriate information as to the steps to be taken if the claimant wishes to have his claim reviewed.

If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Plan Administrator shall notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

If the claimant is determined by the Plan Administrator to be not eligible for benefits, or if the claimant believes that he is entitled to greater or different benefits, he shall have the opportunity to appeal and have his claim reviewed by the Plan Administrator by filing a written petition for review with the Plan Administrator within sixty (60) days after receipt by him of the notice issued by the Plan Administrator. The petition shall state the specific reasons the claimant believes he is entitled to benefits or greater or different benefits, and may include written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Within sixty (60) days after receipt by the Plan Administrator of said petition, the Plan Administrator shall afford the claimant (and his counsel, if any) an opportunity to present his position to the Plan Administrator orally or in writing, and said claimant (or his counsel) shall have the right to review the pertinent documents, and the Plan Administrator shall notify the claimant of its decision in writing within said sixty (60) day period, stating specifically the basis of said decision written in a manner calculated to be understood by the claimant, the specific provisions of the Plan on which the decision is based, and provide to claimant upon request all relevant documents and information on which such decision of benefit denial is based. Upon request of the claimant, the Plan will provide to the claimant any information generated or obtained in the process of ensuring and verifying that the Plan complied with its own administrative processes and safeguards that ensure and verify appropriately consistent decision making in accordance with the Plan’s terms.

If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Plan Administrator, but notice of this deferral shall be given to the claimant.

The Plan Administrator shall provide a claimant with written notice of the Plan’s benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth (a) the specific reasons for such adverse determination, (b) a specific reference to the provision of the Plan on which the adverse determination is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, (d) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to receive information about such procedures, and (e) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

IX.    FUNDING

All benefits under the Plan shall be paid when due by the Company (or a successor, as set forth in Section XI, or an affiliate if there is no successor to the Company with respect to a particular employee and the Company no longer exists) out of its assets.

No person shall be deemed to have, by virtue of being an employee of the Company, or any creditor, assignee or other person deriving a claim from or with respect to an employee of the Company, any claim on any specific assets of the Company and the rights of employee to benefits to which he or she is otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

X.    ADMINISTRATION AND FINANCES

The Plan shall be administered by the Executive Vice President of Human Resources of YCI (“Plan Administrator”). The Company shall bear all administrative costs of the Plan other than those specifically charged to an employee.

In addition to the other powers granted under the Plan, the Plan Administrator shall have all powers necessary to administer the Plan, including, without limitation, powers:

(1)	to interpret the provisions of the Plan;

(2)	to establish and revise the method of accounting for the Plan and to construe any conflicting or ambiguous terms; and

(3)	to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

The Plan Administrator (including any person or entity to whom the Plan Administrator has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees under the Plan and their respective interests. Subject to the claims procedures of Section VIII above, all determinations, interpretations, rules and decisions of the Plan Administrator (including those made or established by any person or entity to whom the Plan Administrator has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

The Plan Administrator, or any officer designated by the Plan Administrator, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Plan Administrator at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

The Plan Administrator, and those to whom the Plan Administrator has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

XI.    AMENDMENTS AND TERMINATION

(a) YCI may amend the Plan, in whole or in part, at any time and from time to time. YCI may terminate the Plan and any benefits payable thereunder at any time.

(b) Notwithstanding the terms of Section XI(a) above, no amendment or termination of the Plan may curtail benefits under the Plan to any employee who has actually commenced receiving such benefits.

(c) Notwithstanding any other provision of this Plan to the contrary, with respect to any eligible employee described in Section II above, there shall be no amendment or termination of the Plan that would adversely affect the rights of such eligible employee hereunder until at least six months after a Change in Control has occurred with respect to such eligible employee; provided that (i) if no Change in Control has occurred on or before December 31, 2004 with respect to such eligible employee, and (ii) if no negotiations regarding a Change in Control are then ongoing, and (iii) if no agreement has been signed on or before December 31, 2004 which upon consummation would result in a Change in Control, then this Section XI(c) shall terminate on December 31, 2004 with respect to such eligible employee, and otherwise this Section XI(c) shall terminate upon the later of (x) the six month anniversary of the date of the occurrence of a Change in Control or (y) the date as of which all negotiations to effectuate a Change in Control are permanently cancelled (as determined in the good faith by YCI and its parent).

(d) “Change in Control” means the first of the following events to occur following the date hereof, whether as a result of a single transaction or a group of related transactions:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”) (a “Person”) shall become the beneficial owner of 50% or more of the then outstanding shares of common stock of Target (as defined below); or

(ii) the consummation of a merger of Target with or into another corporation or a consolidation involving Target unless following such merger or consolidation more than 50% of the outstanding equity of the entity resulting from such merger or consolidation continues to be beneficially owned, directly or indirectly, by the direct and indirect stockholders of YCI immediately before such merger or consolidation; or

(iii) the sale of all or substantially all of the assets of Target (other than to the direct or indirect stockholders of YCI immediately prior to such sale); provided that the sale of either BCC or SCO, but not both BCC and SCO, shall not be a sale of substantially all of the assets of YCI.

provided	that in any case, a Change in Control with respect to any eligible employee will occur only:

(i) if such employee’s Employer is the Target undergoing a Change in Control, upon the occurrence of such Change in Control, or

(ii) if such employee is an employee of YCI and such employee transfers employment to an employer which is the Target undergoing a Change in Control and is no longer employed by YCI, upon the occurrence of such Change in Control, or

(iii) if such employee is an employee of YCI and such employee has not transferred employment to an employer which is the Target undergoing a Change in Control as described in (ii) above, then upon the occurrence of any of the following: (A) the later of the occurrence of a Change in Control of BCC or SCO, in which case BCC and SCO shall together be considered the Target (even if the transfer of the equity or assets of BCC and SCO, respectively, as described in (i), (ii) or (iii) above (excluding the proviso in (iii)), occurs in unrelated, separate transactions), (B) December 31, 2004, in the event of the prior occurrence of the transfer of the equity or assets of either BCC or SCO (but not both BCC and SCO) as described in (i), (ii) or (iii) above (excluding the proviso in (iii)), or (C) the date of the transfer of the equity or assets of either BCC or SCO as described in (i), (ii) or (iii) above (excluding the proviso in (iii)) if such transfer occurs on or after December 31, 2004 but the parties were in active negotiations before December 31, 2004 (as determined by the Company and its parent in good faith).

For avoidance of doubt, more than one “Change in Control” may occur with respect to a given eligible employee, and if this were to occur, the time period in Section XI(c) shall be determined from the date of the last Change in Control to occur.

(e)	“Target” means YCI or any Subsidiary or the successor or assign of such entity.

XII.    MISCELLANEOUS

Neither the adoption nor maintenance of the Plan shall be deemed to be a contract of employment between the Company and any employee. Nothing contained herein shall give any employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time, nor shall it give the Company the right to require any employee to remain in its employ or to interfere with the employee’s right to terminate his employment at any time.

Any payment of benefits to or for the benefit of an employee that is made in good faith by the Company in accordance with YCI’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for benefits under this Plan to the extent of such payment.

Any successor to all or substantially all of the business and/or assets of YCI, BCC or SCO (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) shall assume the Plan and all of the Company’s obligations under the Plan with respect to each and every eligible employee described in Section II above at the time such person becomes an employee of such successor and is no longer employed by the Company (“Successor Employee”) in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession with respect to such Successor Employees. In such event, for all purposes under this Plan, the terms “Company” and “Employer” shall mean such successor to the business and/or assets of YCI, BCC or SCO, whether or not such successor executes and delivers an assumption agreement referred to in the preceding sentence or becomes bound by the terms of this Plan by operation of law or otherwise.

Any notice permitted or required under the Plan shall be in writing and shall be hand delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the Executive Vice President, Human Relations of YCI (with a copy to the Executive Vice President, General Counsel of YCI), if to the Company, or to the address last shown on the records of the Company, if to an employee. Any such notice shall be effective as of the date of hand delivery or mailing.

No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any employee.

YCI may withhold from any payment of benefits such amounts as the Company determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld.

The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of California, except to the extent such laws are preempted by the laws of the United States of America.

If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included.

The terms and conditions set forth herein constitute the entire understanding of the Company and the employee with respect to the matters addressed herein.

In the event that any employee is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the employee or employee’s spouse, parent, brother, sister or other person deemed by the Plan Administrator to have incurred expenses for the care of such employee, unless a duly qualified guardian or other legal representative has been appointed.

YAMANOUCHI CONSUMER INC.